Exhibit 5.1

Dentons US LLP
1221 Avenue of the Americas
New York, NY 10020-1089
United States

大成 Salans FMC SNR Denton McKenna Long
dentons.com

May 10, 2016

Board of Directors
Asterias Biotherapeutics, Inc.
6300 Dumbarton Circle
Fremont, CA 94555

Re:  Sale of securities registered pursuant to Registration Statement on Form S-3 (File No. 333-200745)

Ladies and Gentlemen:

We have acted as counsel to Asterias Biotherapeutics, Inc., a Delaware corporation (the “Company”), in connection with a registration statement on Form S-3, File No. 333-200745, (the “Registration Statement”), heretofore filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) and the prospectus supplement to be filed pursuant to Rule 424(b) under the Act, dated as of May 9, 2016 (the “Prospectus Supplement”), under which (i) up to 5,919,118 shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”) (including up to 772,059 shares of Common Stock subject to an over-allotment option granted by the Company to the underwriters) (collectively, the “Shares”); (ii) warrants to purchase up to 2,959,559 shares of Common Stock (including warrants to purchase up to 386,029 shares of Common Stock subject to an over-allotment option granted by the Company to the underwriters) (collectively, the “Warrants”); and (iii) up to 2,959,559 shares of Common Stock issuable upon exercise of the Warrants (collectively, the “Warrant Shares”). The Shares, the Warrants, and the Warrant Shares are collectively referred to herein as the “Securities”. The Securities are being sold pursuant to an underwriting agreement dated May 10, 2016, by and between the Company and Raymond James & Associates, Inc. as representative of the several underwriters (the “Underwriting Agreement”).

This opinion is being delivered to you pursuant to Item 601(b)(5) of Regulation S-K under the Act at the request of the Company.

In connection with rendering this opinion, we have examined originals, certified copies or copies otherwise identified as being true copies of the following: (i) the Company’s Amended and Restated Certificate of Incorporation, (ii) the Company’s Amended and Restated By-Laws, (iii) the Registration Statement, including the prospectus (the “Base Prospectus”) contained therein, (iv) the Prospectus Supplement (such prospectus and the Base Prospectus are collectively referred to herein as the “Prospectus”), (v) corporate proceedings of the Company relating to the Securities, and (vi) such other instruments and documents as we have deemed relevant under the circumstances.

We have assumed the genuineness and authenticity of all documents examined by us and all signatures thereon, and the conformity to originals of all copies of documents examined by us.

Asterias Biotherapeutics, Inc. May 10, 2016 Page 2	Salans FMC SNR Denton dentons.com

Based upon the foregoing, and in reliance thereon, and subject to the qualifications, limitations and exceptions stated herein, we are of the opinion having due regard for such legal considerations as we deemed relevant that:

1. The Shares, have been duly authorized and, when, sold and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Prospectus, will be validly issued, fully paid and nonassessable.

2. The Warrants, when sold and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Prospectus, will be validly issued and will be valid and binding obligations of the Company.

3. The Warrant Shares, when sold and delivered by the Company upon exercise of the Warrants in accordance with the terms thereof, will be will be validly issued, fully paid and nonassessable.

Our opinions are subject to the effect of Federal and state bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance and other laws relating to or affecting the rights of secured or unsecured creditors generally (or affecting the rights of only creditors of specific types of debtors), with respect to which we express no opinion.

Our opinions are subject to limitations imposed by general principles of equity or public policy upon the enforceability of any of the remedies or covenants, including, without limitation, concepts of materiality, good faith and fair dealing and upon the availability of injunctive relief or other equitable remedies, and the application of principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity).

We express no opinion as to the laws of any jurisdiction other than the corporate laws of the State of New York (excluding local laws), Delaware corporate law and the federal laws of the United States of America.

We hereby consent to the inclusion of this opinion as an exhibit to a Current Report on Form 8-K and to the references to our firm under the caption “Legal Matters” in the Registration Statement.  In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Dentons US LLP